EXHIBIT 10.2

                            FBC FORBEARANCE AGREEMENT

                              FORBEARANCE AGREEMENT
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      THIS FORBEARANCE AGREEMENT ("Forbearance Agreement") is made as of
February 27, 1997, by and between FREDERICK BREWING CO., a Maryland corporation ("FBC"), and SIGNET BANK ("Bank").


                                    RECITALS
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      Pursuant to and in accordance with Article 83A, Title 5, Subtitle 2, of the Annotated Code of Maryland, as amended, the Maryland Economic Development Corporation, a body politic and corporate and a public instrumentality of the State of Maryland (the "Issuer"), has issued and sold to Bank its Taxable Economic Development Revenue Bond (Frederick Brewing Co. Facility), 1996 Issue, in the original principal amount of $1,500,000 (the "Bond"), and has agreed to loan to FBC the proceeds from the sale of the Bond upon the terms and conditions set forth in the Loan and Financing Agreement dated July 19, 1996, by and among the Issuer, Bank, and FBC (the "Financing Agreement"). The loan by the Issuer to FBC of the proceeds from the sale of the Bond (the "Bond Loan") is evidenced by a promissory note dated July 19, 1996, in the principal amount of $1,500,000, made by FBC to the Issuer (the "Bond Loan Note"), which promissory note has been assigned by the Issuer to Bank.

      Pursuant to a certain Loan and Security Agreement dated July 19, 1996, by and between Bank and FBC (the "Bridge Loan Agreement"), Bank agreed to extend credit to FBC in the aggregate principal amount of $969,000 (the "Bridge Loan"). The Bridge Loan is evidenced by a promissory note dated July 19, 1996, in the principal amount of $969,000 made by FBC to the order of Bank (the "Bridge Loan Note").

      By letter dated February 3, 1997, Bank advised FBC of the existence of certain Events of Default under the Bridge Loan Agreement, including (a) the occurrence of adverse changes deemed material by Bank with respect to the business, assets, operations or financial condition of FBC (Subsection 8(k) of the Bridge Loan Agreement), and (b) the occurrence of a default under the Blue II Bond Financing documents resulting from the failure of Blue II to remedy existing funding deficiencies as required under Section 6.2(c) of the Loan and Financing Agreement (the "Blue II Financing Agreement") dated July 19, 1996, by and among MEDCO, Blue II, FBC and Bank (Subsection 8(s)(iii) of the Bridge Loan Agreement).

      FBC has requested (a) certain forbearance on the part of Bank in exercising its rights and remedies under the Financing Documents (as hereinafter defined), and (b) that Bank to continue to honor requests for advances under the Bridge Loan Agreement in accordance with the terms thereof.

      As set forth in and subject to the terms of this Forbearance Agreement, Bank has agreed to forbear in the exercise of its rights and remedies under the Financing


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Documents, and to make advances under the Bridge Loan Agreement in accordance with the terms thereof.

      NOW, THEREFORE, in consideration of the mutual covenants set forth herein, FBC and Bank do hereby agree as follows:

      1. Defined Terms. All capitalized terms not otherwise defined herein which are defined in the Financing Agreement shall have the same meanings assigned to them in the Financing Agreement. For purposes hereof, "Financing Documents" shall mean and include, collectively, (a) the "Documents" as defined in the Financing Agreement, and (b) the Bridge Loan Agreement and the "Other Agreements" as defined in the Bridge Loan Agreement.

      2. Acknowledgments. FBC hereby acknowledges that (a) Events of Default have occurred under (i) Subsections 8(k) and 8(s)(iii) of the Bridge Loan Agreement, and (ii) Sections 10.1(s) and 10.1(w) of the Financing Agreement, (b) Bank is a fully secured creditor with valid and perfected first priority security interests in (i) the Security, and (ii) the "Collateral" as defined in the Bridge Loan Agreement, (c) all previous payments to Bank under the Financing Documents have been made in the ordinary course, and (d) Bank is not required to make any additional advances to FBC under Subsection 5.02 of the Bridge Loan Agreement.

      3. Forbearance by Bank. Bank agrees to forbear from exercising its rights and remedies pursuant to the Financing Documents upon the execution of this Forbearance Agreement and to fund requests for additional advances under the Bridge Loan Agreement in an amount not to exceed $250,000 in the aggregate (the "Initial Forbearance Funding Amount"); provided, however, that the foregoing forbearance and agreement shall, in Bank's discretion, terminate at any time after (a) the occurrence of any default under or "Event of Default" as defined in any of the Financing Documents subsequent to the date of this Forbearance Agreement (other than the continuation of an Event of Default disclosed to or otherwise actually known by Bank which exists on the date hereof), or (b) the breach by FBC of or default by FBC under any of the terms of this Forbearance Agreement.

      4. Terms of Forbearance. Subject to the terms and conditions of this Paragraph 4, Bank agrees to forbear from exercising its rights and remedies under the Financing Documents, and to fund the balance of the Bridge Loan remaining after the Initial Forbearance Funding Amount, subject to each of the following conditions:

      (a) FBC shall have realized (net of all costs and expenses incurred in connection therewith) from a private placement of additional preferred stock the sum of (a) $560,000 on or before March 7, 1997, and (b) $760,000 in the aggregate on or before April 11, 1997. Bank shall consent to the declaration and payment of dividends on such preferred stock provided (x) no dividends may be declared or paid in calendar year 1997, (y) at the time of the declaration and payment of any such dividend after 1997, FBC


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must be in full compliance with all financial and other covenants contained in the Financing Documents, and no Default or Event of Default (other than a continuation of an Event of Default disclosed to or actually known by Bank which exists on the date hereof) shall have occurred and be continuing, and (z) permitted dividends would be payable quarterly in arrears at a rate not to exceed 8% per annum.

      (b) FBC covenants and agrees to maintain Eligible Accounts Receivable as of the testing dates set forth below (as hereinafter defined) of not less than
(a) $100,00 from the date hereof to (and including March 31, 1997), and (b) $200,000 as of the testing dates set forth below thereafter. For purposes hereof, "Eligible Accounts Receivable" shall mean accounts receivable of FBC which are legitimate, fully invoiced, not subject to offset by or dispute with the applicable account debtor, and not outstanding more than 60 days from invoice date. Compliance with the provisions of this Paragraph 4(b) shall be tested as of the fifteenth (15th) day and the end of each calendar month, and FBC shall submit month-end reports within five days after the end of each calendar month in form and substance satisfactory to Bank with respect to current levels of Eligible Accounts Receivable.

      (c) On or before the sixtieth (60th) day following the date of this Agreement, FBC shall have either (a) paid to Bank a fee of $25,000, or (b) issued to Bank unrestricted perpetual warrants with a value of not less than $25,000, in form and substance acceptable to Bank and convertible for no consideration into shares of the common stock of FBC. The number of shares to be acquired by the exercise of such warrants shall be determined by dividing $25,000 by the average closing price of the common stock of FBC for the thirty trading days immediately preceding the date of issuance of such warrants, as reported by The Wall Street Journal.

      (d) Concurrently with the execution hereof, Kevin Brannon and Marjorie A. McGinnis shall have unconditionally guarantied the payment and performance of the obligations of FBC under the Bridge Loan Agreement and the "Note" (as therein defined) pursuant to a written guaranty agreement in form and substance satisfactory to Bank.

      (e) FBC shall cause to be delivered to Bank, immediately following its receipt thereof, all proceeds from the sale of "Equipment" (as defined in the Bridge Loan Agreement) used or located at the existing business premises of FBC at 103 South Carroll Street, Frederick, Maryland 21701. Bank shall hold such proceeds to further collateralize the Bridge Loan, and agrees to promptly release such funds upon the satisfaction of the obligations of FBC under the Bridge Loan (whether by payment with the proceeds of the "SBA Loan" (as defined in the Bridge Loan Agreement), or otherwise).

      (f) Bank shall not have been advised by either Mid-Atlantic Business Finance Company or the SBA that the SBA commitment to extend the "SBA Loan" (as defined in the Bridge Loan Agreement) has been terminated, suspended, or otherwise not in full force and effect.


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      5. Fees and Expenses. FBC agrees to pay, within thirty (30) days following
Bank's demand, all expenses paid or incurred by Bank (including the documented expenses and fees of its counsel) in connection with (a) the administration of the credit accommodations extended to FBC under the Financing Documents to the date hereof (including, without limitation, the preparation and negotiation of this Forbearance Agreement and all documents referenced or referred to herein), and (b) all future matters arising in connection with Bank's credit accommodations to FBC.

      6. Confirmation, Merger, Integration and Amendment. Unless specifically modified, consented to or suspended by this Forbearance Agreement, all of the terms and provisions of the Financing Documents remain in full force and effect. FBC hereby ratifies and confirms all provisions of the Financing Documents, which Financing Documents are incorporated herein by reference as if set forth in full, except to the extent that they are specifically modified by, consented to or suspended the terms of this Forbearance Agreement. This Forbearance Agreement shall not be construed or intended as a novation of any of the Financing Documents. In the event of any internal inconsistency between any provisions of the Financing Documents as a result of the execution of this Forbearance Agreement, the provisions contained in this Forbearance Agreement shall be controlling and the conflicting provisions deemed amended to the extent necessary to eliminate such inconsistency. This Forbearance Agreement, together with the Financing Documents to the extent not modified hereby, contain the entire agreement of the parties with respect to the matters covered and the transactions contemplated hereby and no other agreement, statement or promise made by any party hereto or by any employee, officer, agent or attorney of any party hereto, which is not contained in such documents shall be valid or binding. This Forbearance Agreement may not be modified in any manner, except by written agreement signed by all parties. This Forbearance Agreement shall be one of the "Documents" as defined in the Financing Agreement, and one of the "Other Agreements" as defined in the Bridge Loan Agreement.

      7. Waivers. Without limitation of the provisions of Paragraph 6 above, as part of the consideration of this Forbearance Agreement, FBC, for FBC and for its successors and assigns, does hereby remise, release and forever discharge Issuer, Bank and the Maryland Industrial Development Financing Authority ("MIDFA") and each of their respective past, present and future officers, employees, agents, directors, and stockholders, of and from all manner of actions, causes and causes of action, suits, debts, sums of money, account reckonings, bonds, bills, specialties, coverages, judgments, executions, claims, and demands whatsoever, at law or in equity, and particularly, without limiting the generality of the foregoing, all claims relating to the transactions which are the subject of the Financing Documents and to this Forbearance Agreement, which FBC or its successors and assigns ever had or now have for, upon or by reason of any matter, cause, or thing, whatsoever. FBC further waives any and all defenses, offsets, and counterclaims to Bank's enforcement of the Financing Documents or any action by Bank to foreclose any security interest, whether secured by real or personal property, which exist as of the date hereof.


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      8. Non-Waiver by Bank. Except as specifically provided herein, neither
Bank's entering into this Forbearance Agreement, nor any failure on the part of Bank in exercising any right, power, or privilege under one or more of the Financing Documents, shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege. The parties agree that except as specifically provided herein, nothing in this Forbearance Agreement or any other document to be executed simultaneously herewith shall be deemed to be a waiver, limitation or modification of any right or remedy of Bank provided under the Financing Documents, by law or otherwise. Notwithstanding the foregoing, Bank agrees that if FBC complies with the terms of this Forbearance Agreement, and if Blue II complies with the terms of that certain Forbearance Agreement of even date herewith by and among, inter alia, Blue II and Bank, based on the facts and circumstances presently known to Bank, those Events of Default identified in Paragraph 2 above shall be deemed cured and/or waived.

      9. Severability. Wherever possible, each provision of this Forbearance Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Forbearance Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions of this Forbearance Agreement.

      10. Governing Law. This Forbearance Agreement shall be governed and construed according to the substantive laws of the State of Maryland.

      11. Counterparts. This Forbearance Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.

      12. Effective Date. This Agreement shall not become effective unless and until executed by the parties hereto.


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      IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement under seal as of the date first above written.

WITNESS/ATTEST:                          FREDERICK BREWING CO.


 __________________________              By: /s/ Kevin Brannon
                                             ________________________(SEAL)
                                             Kevin Brannon
                                             Chief Executive Officer


                                         SIGNET BANK


__________________________               By: /s/ David A. Dix
                                             ________________________(SEAL)
                                             David A. Dix
                                             Vice President


      The undersigned hereby acknowledges and consents to the terms of the foregoing Forbearance Agreement as of the 27th day of February, 1997.

MARYLAND INDUSTRIAL DEVELOPMENT
FINANCING AUTHORITY


    By:  /s/ A.P. Ramsey Crosby
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         Name:  A.P. Ramsey Crosby
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         Title: Executive Director
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